Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Lance K. Stewart
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE SECOND QUARTER
ENDED JUNE 30, 2011

Tontitown, Arkansas, July 27, 2011......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net income of $692,763 or diluted and basic earnings per share of $0.08 for the quarter ended June 30, 2011, and net loss of $1,285,517 or diluted and basic loss per share of $0.14 for the six month period then ended. These results compare to net income of $1,261,577 or diluted and basic earnings per share of $0.13, and net income of $946,134 or diluted and basic earnings per share of $0.10, respectively, for the three and six months ended June 30, 2010.

Operating revenues, including revenue from fuel surcharges, were $95,890,544 for the second quarter of 2011, a 12.5% increase compared to $85,237,911 for the second quarter of 2010. Operating revenues, including fuel surcharges, were $180,916,719 for the six months ended June 30, 2011, an 8.3% increase compared to $167,084,734 for the six months ended June 30, 2010.

Daniel H. Cushman, President of the Company, commented, “We were pleased to report a profit for the quarter ended June 30, 2011. While we reported a profit for the same quarter in 2010, we benefited during that period because many of our core expenses had not yet rebounded from their recessionary lows, while at the same time revenue and equipment utilization for the 2010 quarter benefited from a short term demand upturn. As we progressed into the second half of 2010, we knew we were facing hurdles as demand receded and expenses, especially in the areas of drivers, maintenance, and fuel increased.

When we instituted the 5% across the board pay reduction in June 2009, we committed to give it back when we achieved a profitable quarter. We removed the 5% pay reduction in August 2010, following our profitable second quarter, resulting in an approximate $1 million dollar increase to payroll for the second quarter 2011 compared to the same quarter in 2010. We have also seen competition for drivers, and the expenses associated with recruiting and retaining them, returning to levels more consistent with pre-recession periods.

Beginning in May and continuing through the rest of 2010 we added 50 maintenance technicians to better enable us to deliver a reliable supply of equipment to meet operational demands and to maintain and improve CSA scores related to our aging fleet. What we did not anticipate was the level of investment needed to “catch up” on repairs that had been put off during prior periods when demand for our equipment was at a lower level due to lack of freight.

The average price of diesel fuel rose to $4.02 during the second quarter of 2011, up 32.7% compared to $3.03 during the second quarter of 2010, and up 10.7% from $3.63 during the first quarter of 2011. We continue to aggressively manage our fuel consumption and pricing.

We were very pleased to see that the overall improvements that we have made to our business both in revenue growth and expense controls have contributed enough to overcome the quarter over quarter expense increases outlined above.

When I joined PAM two years ago, it was obvious that we needed to expand and improve our customer base, and I have reported each quarter our various successes in doing that. We continue to achieve success in this area, with 36 of our top 100 customers being new for the second quarter 2011. Through the continued evolution of our customer base, our ability to obtain rate increases, and continued emphasis on choosing the right freight from available options, we have been able to raise our average rate per total mile by 11.4% to $1.37 for the second quarter 2011 from $1.23 for the second quarter 2010.

We placed 110 new tractors in service in the quarter ended June 30, 2011, which replaced the same number of old high mileage tractors. We plan to take delivery of a total of 550 new tractors in 2011 (32% of our fleet), and to continue our replacement cycle on a similar schedule through 2012 and 2013. We have been very pleased with the increased fuel economy, productivity and reduction in maintenance expense we have seen from our new equipment thus far and look forward to the benefit as a larger portion of our aged tractor fleet is replaced.

In addition to investing in our tractor fleet, we have also taken delivery of 180 new trailers during the first half of 2011 and plan to take 385 more in the second half of the year, as well as deploying Electronic On-Board Recorders (EOBR’s) on our fleet by year end 2011. We believe that the EOBR’s will not only benefit our safety program but will also improve equipment utilization through enhanced visibility of each driver’s available hours.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue, before fuel surcharge	$74,480,054	$71,939,526	$142,603,512	$142,298,461
Fuel surcharge	21,410,490	13,298,385	38,313,207	24,786,273
	95,890,544	85,237,911	180,916,719	167,084,734

Operating expenses and costs:
Salaries, wages and benefits	29,386,151	26,974,312	58,214,656	53,970,159
Fuel expense	34,137,343	24,692,341	65,400,873	48,991,723
Operating supplies and expenses	9,329,200	7,126,732	18,484,521	14,090,177
Rent and purchased transportation	5,926,810	11,285,405	10,810,925	22,322,386
Depreciation	8,642,336	6,505,440	16,674,210	13,041,467
Operating taxes and licenses	1,257,107	1,272,680	2,523,537	2,321,046
Insurance and claims	3,433,287	3,194,700	6,712,527	6,433,267
Communications and utilities	628,447	664,353	1,349,770	1,369,689
Other	1,548,634	1,229,576	2,932,458	2,283,851
Loss (gain) on disposition of equipment	1,975	(27,704)	26,956	(29,383)
Total operating expenses and costs	94,291,290	82,917,835	183,130,433	164,794,382

Operating income (loss)	1,599,254	2,320,076	(2,213,714)	2,290,352

Interest expense	(491,064)	(606,441)	(981,529)	(1,106,921)
Non-operating income	25,977	378,890	1,152,471	387,959

Income (loss) before income taxes	1,134,167	2,092,525	(2,042,772)	1,571,390
Income tax expense (benefit)	441,404	830,948	(757,255)	625,256

Net income (loss)	$692,763	$1,261,577	$(1,285,517)	$946,134

Diluted earnings (loss) per share	$0.08	$0.13	$(0.14)	$0.10

Average shares outstanding – Diluted	9,101,606	9,420,600	9,244,503	9,414,137

	Quarter ended June 30,		Six Months Ended June 30,
Truckload Operations	2011	2010	2011	2010

Total miles	50,547,424	49,472,218	98,177,299	98,177,299
Operating ratio*	97.82%	96.38%	101.80%	98.42%
Empty miles factor	7.53%	5.89%	7.38%	6.16%
Revenue per total mile, before fuel surcharge	$1.37	$1.23	$1.35	$1.23
Total loads	72,058	73,817	140,680	146,201
Revenue per truck per work day	$623	$552	$597	$550
Revenue per truck per week	$3,115	$2,760	$2,985	$2,750
Average company trucks	1,726	1,723	1,724	1,712
Average owner operator trucks	43	27	37	30

Logistics Operations
Total revenue	$5,035,619	$11,127,754	$9,150,599	$21,505,876
Operating ratio	98.24%	98.90%	97.93%	98.22%
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.